Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street Medway, MA 02053

Service Bancorp, Inc. Reports a 75% Increase in Earnings for the Quarter Ended

December 31, 2003

Medway, MA, January 28, 2004—Service Bancorp, Inc. (OTC:SERC) the bank holding company for Strata Bank, announced quarterly net income of $558,000, or $0.35 per share (basic) and $0.34 per share (diluted), for the quarter ended December 31, 2003, compared with $319,000, or $0.20 per share (basic and diluted) for the quarter ended December 31, 2002, an increase of $239,000, or 75%. Net income for the six months ended December 31, 2003 was $945,000, or $0.59 per share (basic) and $0.57 per share (diluted), compared with $730,000, or $0.46 per share (basic) and $0.45 per share (diluted) for the six months ended December 31, 2002, an increase of $215,000, or 29%.

The Company’s total assets were $303.3 million as of December 31, 2003, compared with $283.0 million as of December 31, 2002, an increase of $20.3 million, or 7.2%. Total loans increased $50.4 million, or 29.6%, over the past year to $220.8 million. The Company continues to experience strong demand for commercial lending services such as commercial real estate, construction and commercial business loans, which increased $21.1 million, or 35.5% over last year. In the most recent quarter ended December 31, 2003, commercial loan growth was $7.1 million, or 9.7%. The Company, through the Strata Mortgage Center, was successful in increasing new residential loan originations, which resulted in net growth in the residential loan portfolio of $23.2 million, or 23.5% over last year to $122.3 million. The level of refinance activity in the low interest rate environment and early payoffs in the residential loan portfolio decreased significantly during the quarter ending December 31, 2003 compared with prior quarters. Home equity loans experienced strong growth over the past year due to the expansion of the Bank’s product offerings for new home equity loans and successful promotions. Home equity loans increased $6.9 million, or 60.0%.

Total deposits at December 31, 2003 were $223.0 million, a decrease of $3.5 million, or 1.5% since December 31, 2002. Higher cost certificates of deposit were reduced by $13.0 million over the past year while deposit gathering efforts of the Bank’s eight banking branches increased low cost core deposits which includes demand, savings, NOW and money market accounts, by $9.5 million, or 7.5%. Funding for the Company’s loan growth was provided by a reduction in lower yielding overnight funds sold and investment securities of $14.4 million and $14.1 million, respectively. In addition, the Company over the past year increased borrowings from the Federal Home Loan Bank of Boston by $21.5 million. These additional borrowings, a mixture of both short and long term, were at historical low rates for such borrowings.

The Company’s continued strong earnings results were directly attributed to higher net interest income. For the quarter ended December 31, 2003, due to a combination of changes in the mix and growth of earning assets and interest-bearing liabilities, net interest income increased $477,000, or 20.9%, over the same quarter last year. Non-interest income increased $118,000 or 37.9%, due to securities gains this quarter of $67,000 compared to securities losses of $38,000 last year, and due to higher fee based income of $13,000, or 3.7%. Total non-interest expenses for the quarter ended December 31, 2003 increased $233,000 over the same quarter last year to $2.2 million, consistent with the growth in operations.

The provision for loan losses was $157,000 this quarter, $7,000 higher than the same quarter last year. The level of provision in both quarters was consistent with the high levels of loan growth and reserve allocation requirements. As a result, the allowance for loan losses increased to .90% of loans outstanding as of December 31, 2003, compared with .88% a year ago. The Company’s underwriting standards continue to result in strong credit quality in its commercial and residential loan portfolios. Non-performing assets were $14,000, or .005% of total assets at December 31, 2003, which were lower than the level of non-performing assets a year ago of $322,000, or .11% of total assets.

Stockholders’ equity increased to $24.2 million, or $14.97 book value per share, at December 31, 2003 from $22.0 million, or $13.71 book value per share, at December 31, 2002. The Company’s ratio of stockholders’ equity to total assets at December 31, 2003 was 7.96%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “This quarter’s robust figures are a testament to the solid financial relationships we have forged with our customers rooted in loyalty, confidence and trust. We look forward to increasing our market share, specifically in the areas of commercial lending and business related services.”

Service Bancorp, Inc. serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has limited service branches in Franklin at the Forge Hill Senior Living Community and in Worcester at Notre Dame du Lac Assisted Living Community. Strata Bank offers a wide array of personal and commercial banking products and services.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars In Thousands, except per share amounts)

	December 31, 2003	December 31, 2002
Consolidated Balance Sheet Data:
Total assets	$303,299	$282,960
Total loans, net of allowance for loan losses	220,784	170,367
Short-term investments	351	14,711
Other investments	65,244	79,305
Deposits	223,018	226,516
Borrowings	55,026	33,536
Stockholders’ equity	24,150	22,013

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.96%	7.78%
Book value per share	$14.97	$13.71

Net income for the quarter ended	$558	$319
Basic earnings per share for the quarter	$0.35	$0.20

Non-performing assets to total assets	0.005%	0.11%
Allowance for loan losses to loans	0.90%	0.88%

Number of full-service offices	8	8
Number of limited-service offices	2	2

	Quarter Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Consolidated Statement of Income:
Total interest income	$3,982	$3,899	$7,686	$7,955
Total interest expense	1,223	1,617	2,407	3,269

Net interest income	2,759	2,282	5,279	4,686
Provision for loan losses	157	150	297	270

Net interest income after provision for loan losses	2,602	2,132	4,982	4,416

Service charges and other income	362	349	717	689
Gain/loss on securities, net	67	(38)	106	(26)

Total non-interest income	429	311	823	663

Total non-interest expense	2,211	1,978	4,415	3,992

Income before income taxes	820	465	1,390	1,087
Income taxes	262	146	445	357

Net income	$558	$319	$945	$730

Earnings per share:
Basic	$0.35	$0.20	$0.59	$0.46

Diluted	$0.34	$0.20	$0.57	$0.45

Weighted average shares:
Basic	1,610,947	1,602,715	1,608,452	1,600,828

Diluted	1,649,004	1,628,709	1,645,633	1,626,312

Performance Ratios:
Annualized return on average assets	0.73%	0.45%	0.63%	0.53%
Annualized return on average equity	9.33%	5.96%	7.97%	6.92%
Net interest spread	3.61%	3.14%	3.50%	3.28%
Net interest margin	3.90%	3.50%	3.79%	3.64%